Exhibit 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               VAUGHAN FOODS, INC.


     Pursuant to the provisions of Sections 1077 and 1080 of Title 18 of the Business Corporation Act of the State of Oklahoma, VAUGHAN FOODS, INC., an Oklahoma corporation (the "Corporation"), hereby amends and restates its Certificate of Incorporation and certifies as follows:

     1. The Corporation was incorporated under the laws of the State of Oklahoma on April 18, 1989 by filing of its original Certificate of Incorporation with the Oklahoma Secretary of State.

     2. The Certificate of Incorporation as amended and restated as provided in Sections 1077 and 1080 of the Oklahoma General Corporation Act of the State of Oklahoma and shall read in full as follows:


     ARTICLE FIRST: NAME. The name of the Corporation is VAUGHAN FOODS, INC.


     ARTICLE SECOND: REGISTERED OFFICE AND REGISTERED AGENT. The registered office of the Corporation in the State of Oklahoma shall be located at 216 NE 12th Street, City of Moore, County of Cleveland. The name of the resident agent in charge thereof is Mark Vaughan.


     ARTICLE THIRD: PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Oklahoma Business Corporation Act as presently in effect or as it may hereafter be amended.


     ARTICLE FOURTH: AUTHORIZED CAPITAL STOCK.

     SECTION 4.1 AUTHORIZATION. The total number of shares which this Corporation shall have authority to issue is 55,000,000 shares, consisting of
(i) 50,000,000 shares of common stock, $.001 par value per share and (ii) 5,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"). The Board of Directors, in the exercise of its discretion, is authorized to issue the undesignated Preferred Stock in one or mare series, to determine the powers, preferences and rights, and qualifications, limitations or restrictions, granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, and to fix the number os shares constituting any series and the designation of such series, without any further vote or action by the stockholders.


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     ARTICLE FIFTH: STOCKHOLDERS.

     SECTION 5.1 ANNUAL MEETING. The Annual Meeting of the Stockholders of the Corporation shall be held as provided in the Corporation's Bylaws, as such Bylaws may be amended from time to time.

     SECTION 5.2 SPECIAL MEETINGS. Special Meetings of the Stockholders of the Corporation may be called by the Corporation upon the written request of the holders of record of outstanding shares representing at least 25% of the voting power of all the shares of the Corporation then entitled to vote on the issue or issues to be presented, by the Chief Executive Officer of the Corporation, or by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

     SECTION 5.3 FIRST ANNUAL MEETING. The first Annual Meeting of the Stockholders of the Corporation following the Effective Date shall take place on a date designated by the Board of Directors of the Corporation which shall in no event be more than twelve (12) months after the Effective Date.

     ARTICLE SIXTH: BYLAWS. In furtherance and not in limitation of the powers conferred by the laws of the State of Oklahoma, the Board of Directors of the Corporation is authorized and empowered to make, alter, amend and repeal the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Oklahoma.


     ARTICLE SEVENTH: INDEMNIFICATION. The Corporation shall, to the fullest extent permitted by Section 1031 of the Oklahoma General Corporation Act, as presently in effect or as it may hereafter be amended, indemnify all persons whom it may indemnify pursuant thereto and advance expenses of litigation to Directors and Officers when so requested. To the fullest extent permitted by the Oklahoma Business Corporation Act, as presently in effect or as it may hereafter be amended, a Director of this Corporation shall not be liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director.

     ARTICLE EIGHTH: AMENDMENT. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereinafter provided by statute, and all rights conferred upon Stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, the Corporation, has caused this Amended and Restated Certificate of Incorporation to be executed by Mark E. Vaughan, its President, and attested by its Secretary this 15th day of June, 2006.


                                                     VAUGHAN FOODS, INC.


                                                     By:  /s/ Mark E. Vaughan
                                                        ------------------------
                                                          Mark E. Vaughan
                                                          President

ATTEST:


  /s/ Darian B. Andersen
  --------------------------
  Darian B. Andersen
  Secretary


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